Exhibit 10.46
AMENDMENT 1 TO THE

METROPOLITAN LIFE AUXILIARY

SAVINGS AND INVESTMENT PLAN

(Amended and Restated Effective January 1, 2008)
1.	Section 2.4 of the Plan is hereby amended as follows:

“2.4. ‘Commissioned Participant’ means any Participant in this Plan who is compensated primarily by commissions, except that the term Commissioned Employee shall not include any Participant who is classified by the Company as a group commissioned employee.”

2.	Subsection (c) of Section 2.6 of the Plan is hereby amended as follows:
          “(c) For purposes of Sections 4.8 and 4.10, except as otherwise provided in Sections 4.8(a) and 4.10(a), the Default Commencement Date shall be the October 1st following the date of the Commissioned Participant’s attainment of his or her sixtieth (60th) birthday.”
3.	Subsection (a) of Section 4.10 of the Plan is hereby amended as follows:
          “(a) Distribution of Vested Account Balance in Absence of Election. Unless a Commissioned Participant makes an election on or after January 1, 2009, in accordance with subsection (b) or in accordance with Section 4.8, a Commissioned Participant will be deemed to have elected to receive his or her vested account balance in the Default Mode of Payment, payable as of the Default Commencement Date, regardless of whether or not she or had previously experienced a Termination of Employment. Notwithstanding the foregoing, with respect to a Commissioned Participant who has attained the age of fifty-nine (59)

or older prior to becoming eligible to participate in this Plan, such Participant’s vested account balance under this Plan will be distributed in the Default Mode of Payment as of October 1st of the year following the fifth anniversary of the date on which s/he commenced participation in the Plan. If a Commissioned Participant to whom this subsection (a) applies remains actively employed and Company contributions continue to be made to his or her account under this Plan in accordance with Section 4.1, then every five years after such Participant’s initial distribution, such additional contributions which are made during the Plan Year in which distributions commence and which are thereafter credited to the Participant’s account prior to his or her Termination of Employment shall be distributed in a single sum.”
4.	Article 6 of the Plan is hereby amended as follows:

“Article 6 — Nontransferability of Participant’s Interest
          Except for any payments to a person other than the Participant, to the extent of an election by such person which is reflected in, or made in accordance with the provisions of a court order or decree which the Plan Administrator has determined constitutes a domestic relations order, as defined in Code § 414(p)(1)(B), no Participant shall have any power or right to transfer, assign, mortgage, commute or otherwise encumber any of the benefits payable hereunder, nor shall such benefits be subject to seizure for the payment of any debts or judgments, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.”
5.	This amendment is effective January 1, 2008.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed in its name and behalf this 9th day of December, 2008, by its officer thereunto duly authorized.

METROPOLITAN LIFE INSURANCE COMPANY
By	/s/ Margery Brittain

ATTEST:

/s/ Bonita Haskins

3